Exhibit 99.1

NEWS RELEASE

DT Midstream Chief Executive Officer David Slater Elected Executive Chairman of The Board

DETROIT, January 29, 2026 – DT Midstream, Inc. (NYSE: DTM) announced that CEO David Slater has been elected Executive Chairman of the Board of Directors, effective January 28, 2026. Slater succeeds Robert Skaggs, Jr., who will remain a member of the company’s Board.

Slater has served as the company’s President and Chief Executive Officer since May 6, 2021 and as a member of the company’s Board since June 3, 2021. Slater has over 30 years of experience in the energy industry, where he has worked in both commercial business development and operational roles. Prior to the company’s spin-off (the “Spin-off”) transaction from DTE Energy Company, Slater served as president and chief operating officer of DTE Energy’s midstream business and had been a member of DTE Energy’s executive leadership team since 2015.

The Board also appointed Christopher Zona, the company’s Executive Vice President and Chief Operating Officer, to the position of President, effective January 28, 2026. Mr. Zona will continue to serve as the company’s Chief Operating Officer.

Zona has served as the company’s Executive Vice President and Chief Operating Officer since the Spin-Off. He has over 30 years of experience in the energy industry, where he has worked in operational, engineering, construction and business development roles. Beginning in 2019, Zona served as the executive vice president of DTE Energy’s midstream business.

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About DT Midstream

DT Midstream (NYSE: DTM) is an owner, operator and developer of natural gas interstate and intrastate pipelines, storage and gathering systems, compression, treatment and surface facilities. The company transports clean natural gas for utilities, power plants, marketers, large industrial customers and energy producers across the Southern, Northeastern and Midwestern United States and Canada. The Detroit-based company offers a comprehensive, wellhead-to-market array of services, including natural gas transportation, storage and gathering. For more information, please visit the DT Midstream website at www.dtmidstream.com.

Investor Relations

Todd Lohrmann, DT Midstream, 313.774.2424
investor relations@dtmidstream.com